Exhibit 99.3

CHARTER OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

OF THE BOARD OF DIRECTORS OF

VALUENCE MERGER CORP. I

I.	PURPOSE

The purpose of the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of VALUENCE MERGER CORP. I (the “Company”) is to assist the Board with respect to director nomination and corporate governance matters, including:

●	identifying, considering and recommending candidates for membership on the Board;

●	developing and recommending corporate governance guidelines and policies for the Company;

●	overseeing the evaluation of the Board and its committees;

●	advising the Board on corporate governance matters; and

●	any related matters required by the federal securities laws;

This charter (the “Charter”) sets forth the authority and responsibility of the Committee in fulfilling its purpose.

II.	MEMBERSHIP

Size and Appointment

The Committee will consist of two or more members of the Board, with the exact number determined by the Board. All members of the Committee will be appointed by the Board and will serve at the Board’s discretion. Members of the Committee may be replaced or removed by the Board at any time, with or without cause. Resignation or removal of a director from the Board, for whatever reason, will automatically constitute resignation or removal, as applicable, from the Committee.

Qualifications

Members of the Committee must meet the following criteria as well as any additional criteria required by applicable law, the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission Rules”) or of the securities exchange on which the Company’s securities are listed (the “Exchange Rules”) or such other qualifications as are established by the Board from time to time:

●	Each member of the Committee must meet the independence requirements of the listing standards of the securities exchange on which the Company’s securities are listed.

Notwithstanding the foregoing, the Company may avail itself of any phase-in rules or interpretations applicable to newly-listed companies in connection with an initial public offering.

Chairperson

The Board may appoint a member of the Committee to serve as the chairperson of the Committee (the “Chair”). If the Board does not appoint a Chair, the Committee members may designate a Chair by majority vote. The Chair will set the agenda for, preside over and conduct the proceedings of Committee meetings.

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III.	RESPONSIBILITIES

The principal responsibilities and duties of the Committee are set forth below. These responsibilities and duties are set forth as a guide, with the understanding that the Committee will carry them out in a manner that is appropriate given the Company’s needs and circumstances. The Committee may perform such other functions as are consistent with its purpose and applicable law, rules and regulations, as the Board may request or prescribe, or as the Committee deems necessary or appropriate consistent with its purpose.

Board Composition, Independence and Nominating Activities

The Committee will:

1.	Periodically consider and assess the desirability of developing policies regarding director nomination processes and, if the Committee determines it appropriate to have such policies, to develop and recommend such policies.

2.	Periodically consider and make recommendations to the Board regarding the size, structure and composition of the Board and its committees.

3.	Develop and recommend to the Board the desired qualifications, expertise and characteristics of Board members.

4.	Identify, consider and assist in recruiting qualified candidates for Board membership, consistent with criteria approved by the Board.

5.	Oversee inquiries into the backgrounds and qualifications of potential candidates for membership on the Board.

6.	Review, and recommend to the Board for its determination, the independence of the non-employee directors and members of the Committee, the Audit Committee, Compensation Committee or other independent committees of the Board.

7.	Consider nominations properly submitted by the Company’s stockholders in accordance with the procedures set forth in the Company’s Memorandum and Articles of Association or Bylaws or determined by the Committee from time to time.

8.	Recommend for the Board’s selection all nominees to become members of the Board by appointment or to be proposed by the Board for election by the stockholders.

Corporate Governance

The Committee will:

1.	Consider, develop and make recommendations to the Board regarding Company policies, including corporate governance guidelines, and revisions to such policies.

2.	Recommend that the Board establish special committees as may be desirable or necessary from time to time in order to address interested director, ethical, legal or other matters that may arise.

3.	Consider the Board’s leadership structure, including the separation of the Chairperson of the Board and Chief Executive Officer roles or the appointment of a lead independent director, either permanently or for specific purposes, and make such recommendations to the Board with respect thereto as the Committee deems appropriate.

4.	Periodically consider procedures for stockholder communications with members of the Board.

5.	Periodically review with the Chief Executive Officer and the Chairperson of the Board or lead independent director the succession plans for senior management positions, reporting its findings and recommendations to the Board. If requested by the Board, the Committee will evaluate potential successors to executive officer positions and review strategies to accelerate the readiness of candidates identified for these positions, including an overall assessment of executive talent. The Committee also will review other leadership and management processes upon request of the Board.

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6.	Oversee a process for evaluating on an annual basis the performance of the Board, each committee and each director.

7.	Review any disclosure in the annual reports or the proxy statements for the Company’s annual meetings regarding the Company’s director nomination process and other corporate governance matters.

8.	Discharge the responsibilities as set forth in such policies, codes and guidelines approved by the Board.

IV.	STUDIES AND ADVISORS

The Committee has the sole authority and right, at the Company’s expense, to retain consultants, accountants, legal counsel, experts, search firms and other advisors of its choice to assist the Committee in connection with its functions, including any studies or investigations, and will have direct oversight of the work performed by such advisors and the right to terminate their services. The Committee will have the sole authority to approve the fees and other retention terms of such advisors.

The Company will provide for appropriate funding, as determined by the Committee, for:

●	payment of compensation to any consultants, accountants, legal counsel, experts, search firms and other advisors retained by the Committee; and

●	ordinary administrative expenses of the Committee that are necessary and appropriate in carrying out its functions.

V.	MEETINGS AND ACTIONS WITHOUT A MEETING

Meetings of the Committee will be held from time to time, as determined by the Committee. A quorum of the Committee for the transaction of business will be a majority of its members. The Committee also may act by unanimous written consent in lieu of a meeting in accordance with the Company’s Memorandum and Articles of Association.

VI.	MINUTES AND REPORTS

The Committee will maintain written minutes of its meetings and copies of its actions by written consent, and will file such minutes and copies of written consents with the minutes of the meetings of the Board. The Committee will regularly report to the Board on its activities.

VII.	DELEGATION OF AUTHORITY

The Committee may from time to time, as it deems appropriate and to the extent permitted under applicable law, the Exchange Rules, the Commission Rules and the Company’s Memorandum and Articles of Association, form and delegate, either exclusively or non-exclusively, authority to subcommittees. Subcommittees of the Committee will consist of one or more members of the Committee who will regularly report on their activities to the Committee.

VIII.	REVIEW OF COMMITTEE COMPOSITION, PERFORMANCE AND CHARTER

The Committee will evaluate on an annual basis the Committee’s composition and performance. The Committee also will review and reassess the adequacy of this Charter annually, and recommend to the Board any changes the Committee determines appropriate.

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